EXHIBIT 99.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Jim Harp, CFO
04-017		Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
Lisa Elliott, Vice President
DRG&E / 713-529-6600

Hornbeck Offshore Announces

Intention to Offer New Senior Notes

November 4, 2004 — New Orleans, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that it is seeking to raise approximately $225,000,000 through a private placement of new senior notes due 2014 (the “New Notes”) pursuant to exemptions from registration under the Securities Act of 1933. The closing is expected to occur in late November 2004, subject to market and other conditions.

The Company intends to use the net proceeds of the issuance of the New Notes to repurchase or otherwise reacquire its outstanding 10 5/8% senior notes due 2008, to pay related fees and expenses and for general corporate purposes, which may include the acquisition, construction or retrofit of vessels.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the New Notes. The issuance of the New Notes will not be registered under the Securities Act or applicable state securities laws and the New Notes may not be offered or sold in the United States absent registration or available exemption from such registration requirements.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges, primarily in the northeastern U.S. and in Puerto Rico.

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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